January 9, 2019

Mr. Eric Tom

Dear Eric:

As a participant in the Teradata Executive Severance Plan (“Plan”) and based on your agreed upon last date of employment of February 1, 2019, you will be entitled to the following severance benefits under the Plan, conditioned upon your timely execution and non-revocation of the attached separation agreement and release (“Release”):

•	Salary and target annual bonus continuation for 12 months, less required withholdings and deductions;

•
Payment of 2018 annual bonus under the Management Incentive Plan as determined by the Compensation and Human Resource Committee of the Board of Directors (the “Compensation Committee”), payable following the determination of the actual performance for fiscal year 2018 by the Compensation Committee and on the same schedule as these bonuses are paid to other eligible participants, and subject to the terms and conditions of the Management Incentive Plan and less required withholdings and deductions;

•	Pro-rata (two month) payment of 2019 target annual bonus;

•
The Company will contribute towards your COBRA premiums the portion of the premiums currently paid by the Company for your medical, dental and/or vision benefits for up to twelve (12) months (however, you must apply for COBRA benefits, Teradata cannot do so on your behalf);

•	Outplacement services for 12 months as provided in the Plan; and

•
Pro-rata vesting of your outstanding service-based restricted share units (“RSU”) awards. Because you are retirement eligible, you are entitled to receive an additional year of vesting service for a total of 26 months of vesting in respect of your outstanding RSUs with the remaining units forfeited. Your RSUs that are scheduled to vest under the Plan in connection with your termination will be distributed to your Fidelity account on the date listed below. If you have any questions about your equity awards, please contact Fidelity Stock Plan Services on 1-800-429-2363.

In addition, as agreed between you and Teradata and in connection with the termination of your employment, you shall receive the supplemental severance benefits set out below, also conditioned upon your timely execution and non-revocation of the Release.

•
Pro-rata vesting of 14 months of your outstanding performance-based restricted share unit (“PBRSU”) awards, with the remaining units forfeited, subject to the achievement of the performance goals under such awards as certified by the Compensation Committee at the end of the applicable performance period; and

•
Teradata will cover the costs of your outstanding car lease and apartment rental in San Diego, California that were part of your commuting benefits while employed by the Company, provided that you provide reasonable assistance in mitigating the cost of such obligations.

You are subject to Section 409A of the Internal Revenue Code regulations as a “specified highly compensated” employee at Teradata, and as a result, in order to avoid negative tax consequences to you, Teradata is required to impose a six-month waiting period on certain payments and benefits provided in connection with the termination of your employment. In particular, in order to comply with Section 409A of the Internal Revenue Code: (i) the first six months of your salary and target bonus continuation payments will be held back without interest, and paid to you in a lump sum on or shortly after the end of the six-month period, which is August 2, 2019, and the remaining salary and target bonus continuation payments will be made in installment payments over the remainder of the 12-month period; (ii) your RSU awards that vest under the Plan, other than PBRSUs for ongoing performance periods, will be distributed to your Fidelity account on or shortly after August 2, 2019; and (iii) your PBRSUs that vest hereunder for ongoing performance periods will be distributed to your Fidelity account after the end of the applicable performance period.
Your right to receive any severance benefits under the Plan is subject to all of the terms and conditions of the Plan, and the description of Plan benefits above is a summary and does not modify the terms of the Plan other than as specifically set forth in this letter.
To ensure a smooth transition of your responsibilities, you are requested to be available and responsive through February 15, 2019 to occasional and reasonable inquiries from Victor Lund, Oliver Ratzesberger or me on matters related to your employment and job responsibilities. It is anticipated that this will be an occasional email or phone conversation on matters that you may provide insight or information based on your duties while employed by Teradata.
Eric, should you have any questions, please don’t hesitate to contact me.

Sincerely,

/s/ Laura Nyquist
Laura Nyquist
General Counsel and Chief Human Resources Officer

Accepted and acknowledged by:

/s/ Eric P. Tom         2/28/19
Eric Tom                    Date